Exhibit 99.1

Nauticus Robotics to Acquire 3D at Depth in All-Stock Transaction

Acquisition Strengthens Nauticus’ Position in the Digital Evolution of Subsea Services

Houston, TX – October 3, 2023 – Nauticus Robotics, Inc. (“Nauticus” or the “Company”) (NASDAQ: KITT), a developer of autonomous vehicles and robots for data collection and intervention services for offshore industries, announced the execution of a definitive agreement to acquire 3D at Depth, Inc. (“3D”), a global leader in commercial subsea laser LiDAR (Light Detection and Range) inspection and data services, for approximately $34 million in stock, before certain purchase price adjustments and the assumption of debt.

This strategic acquisition enhances Nauticus’ full spectrum of autonomous underwater maritime capabilities, including integrated sensor solutions and data collection and analysis. It expands market reach and increases the value and utilization of Nauticus’ Fleet assets.

“The future of subsea services lies in autonomy, data gathering, and analytics,” said Nicolaus Radford, Nauticus’ Founder and CEO. “LiDAR has long since been core to terrestrial autonomy and by adding 3D’s capabilities to the Nauticus Fleet, we enhance autonomous vehicles in the offshore market. This acquisition increases the value of Nauticus’ fleet services and positions the Company to capitalize on data acquisition and analytics for subsea operations.”

Compelling Strategic and Financial Benefits

●	Accelerates commercial market penetration: Nauticus expects to capitalize on existing Master Service Agreements and contracts to shorten sales cycles, providing compelling growth and cross-selling opportunities. 3D has broad customer relationships, including several companies in Nauticus’ sales pipeline.

●	Broadens IP portfolio: Nauticus will assume 11 patents for a leading position in underwater optical measurements and inspection, with an additional 19 pending. This portfolio bolsters the Company’s existing Intellectual Property for subsea robotics and autonomy.

●	Expands target market: Nauticus expects to benefit from growing usage of 3D’s laser LiDAR by 3rd party operators in the industry, accessing a larger part of the offshore market. The laser LiDAR service also integrates into the Nauticus Fleet, enhancing unit economics.

●	Established operational expertise: As Nauticus scales up domestic and international offshore service operations in 2024, 3D’s experience from delivering more than 850 commercial projects across six continents will complement Nauticus’ existing offshore expertise.

●	Accretive to per share metrics: The transaction is expected to be accretive to Nauticus’ 2024 revenue per share, earnings per share, and cash flow per share. During 2022, 3D generated $9.8 million of revenue with a gross profit margin in excess of 60%, and it is on track to grow revenue by more than 20% in 2023.

“In addition to the compelling strategic and financial benefits of this deal, the acquisition will add momentum to our commercial growth trajectory,” Radford continued. “By adding 3D’s technology, offshore inspection and data service, and experienced team, Nauticus expands our addressable market and accelerates our customer penetration in the offshore energy and renewables industries.”

Founded in 2009, 3D is a pioneer in the world of underwater laser LiDAR technology. The company’s technology and service allow customers to map, monitor, and evaluate submerged assets, providing benefits through increased project efficiencies, reduced operational costs, and total asset and environmental awareness.

“The Nauticus Robotics and 3D at Depth combination creates a compelling solution for the subsea market and should help improve our products and services for all our clients,” said Carl Embry, founder and CEO of 3D at Depth. “We believe the integration of our unique subsea multi-dimensional data collection and processing with an emerging leader in subsea robotics creates a differentiated offering for customers seeking safer, cleaner, lower-cost subsea services.”

Transaction Details

Under the terms and subject to the conditions of the acquisition agreement, 3D security holders will receive approximately 9.9326 shares of Nauticus common stock for each share of 3D common stock equivalent they own, for an aggregate equity value of approximately $34 million, before purchase price adjustments. Nauticus will also assume approximately $4.1 million of debt in the transaction. The transaction is expected to close during the fourth quarter of 2023. Upon closing of the transaction, 3D will operate as a division of Nauticus.

The boards of both companies have unanimously approved the transaction, which is subject to customary closing conditions, including the approval of Nauticus’ and 3D’s respective stockholders.

Mast Capital Advisors is acting as the exclusive financial advisor to Nauticus and Winston & Strawn LLP is serving as legal counsel to Nauticus in connection with the transaction. Sparkstone Capital Advisors is acting as the exclusive financial advisor to 3D, with BoyarMiller and Hutchinson Black and Cook, LLC serving as legal counsel to 3D.

About Nauticus

Nauticus Robotics, Inc. is a developer of autonomous robots for data collection and intervention services for the ocean industries. Nauticus’ robotic systems and services are delivered to commercial and government-facing customers through a Robotics-as-a-Service (RaaS) business model and direct product sales for both hardware platforms and software licenses. Besides a standalone service offering and products, Nauticus’ approach to ocean robotics has also resulted in the development of a range of technology products for retrofitting/upgrading legacy systems and other third-party vehicle platforms. Nauticus provides customers with the necessary data collection, analytics and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost and greenhouse gas emissions to improve offshore health, safety and environmental exposure.

About 3D at Depth

3D at Depth is a leader in advanced subsea laser LiDAR technology. Its advanced Subsea LiDAR laser (SL) systems and subsea survey services enable clients to extract more value from underwater 3D data. Through advanced data collection, processing, visualization and analysis, 3D at Depth provides accurate, repeatable, millimetric 3D point clouds to help measure, map and evaluate underwater assets and environments. 3D supports customer survey operations globally from its bases in Europe and the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Exchange Act as well as protections afforded by other federal securities laws. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These forward-looking statements may be identified by the use of words such as “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or “continue” or similar expressions that predict or indicate future events, results or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. There can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements inherently involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Nauticus’ and 3D’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. While Nauticus and 3D consider these expectations, beliefs and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond Nauticus’ and 3D’s control and which include, but are not limited to: the ability of Nauticus and 3D to consummate the proposed transactions contemplated by acquisition agreement (the “Transactions”) within the anticipated timeframe or at all; the satisfaction or waiver, as applicable, of conditions to closing the Transactions, including, without limitation, obtaining the necessary regulatory and other consents and approvals, including the requisite approvals the Transactions by Nauticus’ and 3D’s respective stockholders; the ability to realize the anticipated benefits of the Transactions; the successful integration of 3D’s business and products with those of Nauticus; any disruption by reason of the Transactions of Nauticus’ current business, plans or operations; the effect of the announcement or pendency of the Transactions on the market price of Nauticus’ publicly traded securities, operating results or ability to establish or maintain relationships with employees, suppliers or other business partners; significant transaction costs; unknown liabilities; future exchange and interest rates; changes in tax and other laws, regulations, rates or policies; future business combinations, divestitures or other strategic transactions; the expected timing of product commercialization or new product releases; customer interest in Nauticus’ and 3D’s products and services; estimated operating results; anticipated cash and other capital expenditures and needs; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, the risks and uncertainties described in the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or in the Company’s subsequently filed Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made, and neither Nauticus nor 3D is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in Nauticus’ reports and other filings with the SEC for a more complete discussion of the risks and uncertainties facing the Company, any of which could cause actual outcomes to be materially different from those indicated in the forward-looking statements made by the Company, in particular the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” (or similarly titled sections) in documents filed by the Company from time to time with the SEC, including Nauticus’ Quarterly Report on Form 10-Q filed with the SEC on August 14, 2023. Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. The documents filed by Nauticus with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

No Offer or Solicitation

This press release is for information purposes only and is not intended to and shall not constitute a solicitation of a proxy, vote, consent, approval or authorization with respect to any securities or in respect of the Transactions, or an offer to sell or the solicitation of an offer to buy or a recommendation to purchase any securities, nor shall there be any sale of securities in any jurisdiction in which any such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or otherwise in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom, and otherwise in accordance with applicable law.

Important Additional Information To Be Filed with the SEC

In connection with the Transactions, Nauticus intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement and prospectus (the “Proxy Statement/Prospectus”), copies of which, if and once definitive/final, will be mailed or otherwise made available to Nauticus’ stockholders as of the record date to be established for voting on the Transactions. This press release is not a substitute for the Proxy Statement/Prospectus or any other document that Nauticus will distribute or otherwise make available to its stockholders in connection with the Transactions. Nauticus’ stockholders and other interested persons are advised to read, once available, the preliminary Proxy Statement/Prospectus and any amendments thereto and, once available, the definitive/final Proxy Statement/Prospectus, as well as all other relevant materials filed or that will be filed with the SEC, as these documents will contain important information about Nauticus, 3D and the Transactions. Stockholders may also obtain copies of the preliminary Proxy Statement/Prospectus, the definitive/final Proxy Statement/Prospectus, once available, as well as other documents filed by the Company with the SEC, without charge, at the SEC’s website at www.sec.gov, or through the Company’s website at ir.nauticusrobotics.com.

Participants in the Solicitation

Nauticus and 3D and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Nauticus’ stockholders in connection with the Transactions. Information regarding the persons who, under the rules of the SEC, may be deemed participants in the solicitation of the Company’s stockholders in connection with the Transactions, including a description of their respective direct and indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement/Prospectus to be filed with the SEC. You can find more information about Nauticus’ directors and executive officers in the Company’s filings with the SEC. You may obtain free copies of these documents as described in the preceding paragraph. Stockholders, potential investors and other interested persons should read the Proxy Statement/Prospectus carefully before making any voting or investment decisions.

Non-GAAP Financial Measures

This press release may include certain financial measures not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Nauticus believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing results and trends. Such non-GAAP financial measures may be different from similarly titled or other non-GAAP financial measures used by other companies. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures prepared in accordance with GAAP. Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP financial measures are not provided as they are not determinable without unreasonable efforts due to the inherent difficulty in forecasting and quantifying certain amounts that would be necessary for such reconciliations, which amounts could have a significant impact on the Company’s future financial results, including such non-GAAP financial measures and the comparable GAAP financial measures.

Investor Relations Contact:

Ralf Esper

Gateway Group, Inc.

(949) 574-3860

KITT@Gateway-grp.com

Media Contact:

Zach Kadletz

Gateway Group, Inc.

(949) 574-3860

KITT@Gateway-grp.com

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